March 3, 2021

Dear Tim:

We are pleased to offer you the position of SVP & President, Allegion International reporting directly to Dave Petratis, effective January 1, 2021. This position will be located in Carmel, Indiana. We look forward to your acceptance of this offer and continued role in leading the Allegion team of experts who make the world safer by securing the places where people thrive.

Allegion offers valuable programs to support the health, wellness and financial security of eligible employees and their families. The compensation, benefits and other aspects of your offer are outlined below:

•Your base salary will remain unchanged at an annual rate of $500,000 which will be paid biweekly.

•You will be continue to be eligible to participate in the Allegion Annual Incentive Plan (“AIP”). Your annual opportunity is targeted at 70% of your base salary. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of Allegion.

•You will be eligible to receive an Allegion equity award during the annual compensation planning process (during the first quarter of the calendar year), subject to nomination and approval. Your current equity target value is $600,000 and your award will be delivered in the form of a mix of performance share units, stock options and restricted stock units. Details regarding the terms and conditions of your award, including vesting, will be provided upon grant issuance. Annual equity grants are contingent on and variable with your sustained performance and demonstrated leadership potential.

•You will continue to be eligible to participate in all applicable benefit programs offered to Allegion employees in accordance with the terms and conditions of those programs including qualified and non-qualified 401k plans for employees in the United States and pension plans for employees in Canada. To learn more about the benefit programs, please visit http://www.mymobilewalletcard.com/allegion or view the New Hire Benefits Guide and Allegion Benefits New Hire Legal Notices.

•Your participation in the Allegion Change in Control Plan (“CIC Plan”), as previously approved by the Compensation Committee of the Board of Directors, remains the same and in full force and effect, according to the terms and conditions of the CIC Plan.

•Your participation in the Allegion Key Management Plan, as previously approved, remains the same and in full force and effect, according to the terms and conditions of the Key Management Plan.

•You will continue to be eligible for unlimited paid time off (PTO) per our policy.

•In addition to the above, as an Officer of Allegion, the following programs will be available to you:

a.Automobile Allowance: You will continue to receive a car allowance in the amount of $1,250 per month ($15,000 annually), which is intended to cover lease payments, gas, maintenance, insurance, etc. The entire amount of this allowance will be imputed to your annual income.

b.Financial Counseling: You will continue to be eligible for a tax, estate, and financial planning services allowance up to $12,000 annually. The entire allowance will be imputed to your annual income.

c.Executive Health Program: You will continue to be eligible to participate in an executive physical examination program established for Allegion in an amount not to exceed $2,000 annually.

To accept this offer, please sign the letter as indicated under the Candidate Acceptance section below and return all documents.

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an “employment at-will” relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at anytime by you or Allegion. Allegion reserves the right to modify or amend the terms of your employment at any time for any reason. This document does not create an express or implied contract of employment.

Tim, we believe that you will continue to make a significant contribution to Allegion and look forward to receiving your acceptance.

Sincerely,

Dave Petratis

cc:     Shelley Meador

CANDIDATE ACCEPTANCE

I accept your offer of employment with Allegion and agree to the conditions in the offer letter.

    /s/ Timothy Eckersley                March 5, 2021
    Timothy Eckersley             Date